SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)
                              (AMENDMENT NO. 10)


                            STRAYER EDUCATION, INC.
    -----------------------------------------------------------------------
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.01 PER SHARE
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                        (Title of Class of Securities)


                                   863236105
    -----------------------------------------------------------------------
                                (CUSIP Number)

                               Steven B. Klinsky
                          New Mountain Partners, L.P.
                         712 Fifth Avenue, 23rd Floor
                           New York, New York 10019
                           Telephone: (212) 720-0300
    -----------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                  Copies to:
                               J. Michael Schell
                                 Sean C. Doyle
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                           Telephone: (212) 735-3000

                                  June 29, 2004
    -----------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                      (Continued on the following pages)


                              Page 1 of 7 Pages

     CUSIP No. 863236105               13D
     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            New Mountain Partners, L.P.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            13-4099832
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
           See Items 3 and 4  AF, OO
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
     -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            Delaware
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,642,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,642,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
            1,642,120
     --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                  [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
            Approximately 11.80%
     --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
            PN
     --------------------------------------------------------------------

CUSIP No. 863236105                  13D
     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            New Mountain Investments, L.P.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            13-4099829
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
            AF, OO
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                    [  ]
      -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            Delaware
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,642,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,642,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
            1,642,120
      --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                           [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
            Approximately 11.80%
     --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
            PN
     --------------------------------------------------------------------

CUSIP No. 863236105                  13D

     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            New Mountain GP, LLC
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            13-4099827
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
            AF, OO
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                    [  ]
      -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            Delaware
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,642,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,642,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
            1,642,120
     --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                           [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
            Approximately 11.80%
      --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
            OO
     --------------------------------------------------------------------

CUSIP No. 863236105                  13D

     -------------------------------------------------------------------
     1.   NAME OF REPORTING PERSONS:
            Steven B. Klinsky
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
            N/A
      -------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [ X ]
                                                           (b)  [   ]
     -------------------------------------------------------------------
     3.   SEC USE ONLY

     -------------------------------------------------------------------
     4.   SOURCE OF FUNDS:
            OO, PF
      -------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                        [   ]
      -------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
            United States of America
      --------------------------------------------------------------------
                                   7.   SOLE VOTING POWER:
     NUMBER OF                          1,642,120
     SHARES                       --------------------------------------
     BENEFICIALLY                  8.   SHARED VOTING POWER:
     OWNED BY                           None
     EACH                         --------------------------------------
     REPORTING                     9.   SOLE DISPOSITIVE POWER:
     PERSON                             1,642,120
     WITH                         --------------------------------------
                                   10.  SHARED DISPOSITIVE POWER:
                                        None
     --------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
            1,642,120
     --------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                           [  ]
     --------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
            Approximately 11.80%
     --------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON:
            IN
     --------------------------------------------------------------------

                       Amendment No. 10 to Schedule 13D
                       --------------------------------

         The statement on Schedule 13D (the "Schedule 13D"), as amended by Amendment No. 1 ("Amendment No. 1"), Amendment No. 2 ("Amendment No. 2"), Amendment No. 3 ("Amendment No. 3"), Amendment No. 4 ("Amendment No. 4"), Amendment No. 5 ("Amendment No. 5"), Amendment No. 6 ("Amendment No. 6"), Amendment No. 7 ("Amendment No. 7"), Amendment No. 8 ("Amendment No. 8") and Amendment No. 9 ("Amendment No. 9") thereto, filed jointly on March 26, 2001, May 15, 2001, October 8, 2002, November 18, 2002, November 22, 2002, January 14, 2004, February 4, 2004, March 11, 2004, March 15, 2004 and May 6, 2004,
respectively, by the persons listed on the signature pages thereto relating to the beneficial ownership of the common stock, par value $.01 per share ("Common Stock"), of Strayer Education, Inc., a Maryland corporation (the "Issuer"), and the beneficial ownership of the Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Issuer, which is convertible into Common Stock, is hereby amended and supplemented as set forth below in this Amendment No. 10 to the Schedule 13D by the persons listed on the signature page hereto (the "Reporting Persons"). Capitalized terms used below and not otherwise defined herein shall have the meanings set forth in the Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and Amendment No. 9.


Item 4.     Purpose of Transaction.

         The disclosure in Item 4(a) is hereby amended and supplemented by adding the following:

         "On June 29, 2004, pursuant to Article 7 of the Articles
Supplementary, New Mountain converted all of its Series A Preferred Stock (consisting of 780,708 original issue shares of Series A Preferred Stock and 94,412 shares of Series A Preferred Stock accrued thereon through June 28,
2004) into 875,120 shares of Common Stock."

Item 5.     Interest in Securities of the Issuer.

         The disclosure in Item 5(a) is hereby amended and restated in its entirety as follows:

         "As of the date of this Amendment No. 10, the Reporting Persons may be deemed to beneficially own 1,642,120 shares of Common Stock."

         Assuming the number of shares outstanding on March 31, 2004, the Reporting Persons may be deemed to beneficially own approximately 11.80% of the outstanding Common Stock of the Issuer."

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         NEW MOUNTAIN PARTNERS, L.P.
                                         By: New Mountain Investments, L.P., its
                                                  general partner
                                         By: New Mountain GP, LLC, its
                                                  general partner


                                         By:  /s/ Steven B. Klinsky
                                             -------------------------------
                                              Name:   Steven B. Klinsky
                                              Title:  Member


                                         NEW MOUNTAIN INVESTMENTS, L.P.
                                         By: New Mountain GP, LLC, its
                                                  general partner


                                         By:  /s/ Steven B. Klinsky
                                             -------------------------------
                                              Name:   Steven B. Klinsky
                                              Title:  Member


                                         NEW MOUNTAIN GP, LLC


                                         By:  /s/ Steven B. Klinsky
                                             -------------------------------
                                               Name:   Steven B. Klinsky
                                               Title:  Member




                                              /s/ Steven B. Klinsky
                                             -------------------------------
                                               Name:   Steven B. Klinsky


Dated: June 29, 2004